Exhibit 99.1

NEWS RELEASE

	Contact:	Linda M. Siluk
Chief Financial Officer
(973) 983-0888 Ext. 492
FOR IMMEDIATE RELEASE
	Investors:	Edward Nebb
Comm-Counsellors, LLC
(203) 972-8350

PARTY CITY CORPORATION ANNOUNCES FOURTH QUARTER SALES RESULTS

     Rockaway, New Jersey, July 10, 2003 – Party City Corporation (Nasdaq: PCTY), America’s largest party goods chain, today announced its sales for the fourth quarter and fiscal year ended June 28, 2003.

     Quarterly results

     Net sales for Company-owned stores increased 19.5% to $115.7 million from $96.8 million in the fourth quarter of the prior fiscal year. Total chain-wide net sales (which include aggregate sales for the collective group of Company-owned and franchise stores) increased 12.7% to $230.2 million from $204.3 million in the comparable period last year. Same-store sales for Company-owned stores increased 5.8% versus a 1.8% increase for the same period last year. Same-store sales for franchise stores increased 4.8% versus a 5.1% increase in the fourth quarter of fiscal 2002.

     The Company’s fourth quarter sales performance reflects a shift in its pre-Easter business into the fourth quarter of fiscal 2003 versus the third quarter last year. Approximately $4 million of sales can be attributed to this calendar shift.

     Twelve months results

     Net sales for Company-owned stores increased 14.4% to $464.3 million in fiscal 2003 from $405.8 million compared to fiscal 2002. Total chain-wide net sales increased 6.9% to $950.1 million from $888.9 million in the prior fiscal year. Same-store sales for Company-owned stores increased 2.2% versus a 4.9% increase for the previous fiscal year. Same-store sales for franchise stores increased 3.7% versus a 4.5% increase for fiscal 2002.

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     Nancy Pedot, Party City’s Acting Chief Executive Officer, commented, “Our fourth quarter sales performance was largely the result of the shift in Easter business, strong selling in graduation and summer seasonal products and greater promotional activity. We are continuing to explore and implement strategies to improve our product assortment, store presentation and business processes with the objective of generating strong sales comparisons on a more sustained basis, although some of these strategies will produce a margin impact on fiscal 2003 results.”

	Quarter ended		Twelve months ended

($in millions)	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002

Total chain-wide net sales	$230.2	$204.3	$950.1	$888.9
Company-owned stores:
Net sales	$115.7	$96.8	$464.3	$405.8
Same-store sales	5.8%	1.8%	2.2%	4.9%
Number of Company-owned stores, end of period	242	209	242	209
Franchise stores:
Same-store sales	4.8%	5.1%	3.7%	4.5%
Number of franchise stores, end of period	241	242	241	242

     Party City Corporation is America’s largest party goods chain and currently operates 242 Company-owned stores and 241 franchise stores. To learn more about the Company, visit the Company’s web site at http://www.partycity.com.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the party goods industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

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